Dycom Industries, Inc.
11770 U.S. Highway 1, Suite 101 / Palm Beach Gardens, Florida 33408 / (561) 627-7171

N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO

Richard L. Dunn, Senior Vice President and CFO

Palm Beach Gardens, Florida		(561) 627-7171	August 18, 2005

DYCOM ANNOUNCES IMPAIRMENT CHARGE AND UPDATES GUIDANCE

FOR THE FISCAL 2005 FOURTH QUARTER

Palm Beach Gardens, Florida, August 18, 2005—Dycom Industries, Inc. (NYSE Symbol: “DY”) announced today that it will incur a non-cash after tax charge of approximately $29 million in the fourth quarter ended July 30, 2005 to impair goodwill related to its White Mountain Cable Construction subsidiary. The Company determined the goodwill charge in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” In accordance with that statement, Dycom conducts an annual review of its reporting units to determine whether their carrying value exceeds their fair market value. In the case of its White Mountain subsidiary, current projections of future cash flows were insufficient to support the entirety of the goodwill related to the subsidiary.

Additionally, the Company previously had indicated that it expected revenue for the quarter ended July 30, 2005 to range from $250 million to $270 million and diluted earnings per share to range from $0.33 to $0.38. The Company currently expects to report revenue at the low end of that range and, excluding the non-cash goodwill impairment charge referred to above, the Company expects to report diluted earnings per share at or slightly below the lower end of the previously announced range.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expectations for revenues and earnings per share. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.